Exhibit 99.2

                       RESTATED FINANCIAL INFORMATION
            (showing the effect of the management obligations of Arbour Elder Services, Inc. with respect to operations in February and
                               March of 1997)

                          AGES HEALTH SERVICES INC.
             RESTATED CONDENSED BALANCE SHEET AT MARCH 31, 1997
                                 (Unaudited)

                                                                            Restatement Adjustments
                                                                         ----------------------------
                                                           Historical     Ages (a)          Other           Restated
                                                           ----------    ----------     -------------    ---------------

Assets

Current:
  Cash and cash equivalents                                $  144,457    $  239,737     $ (64,508)(b)    $  (159,788)(e)
  Accounts receivable, less allowance for uncollectible
   accounts of $473,468                                     2,164,782       172,903      (783,043)(c)      1,208,836
  Prepaid expenses                                             55,482        27,626       (13,556)(d)         14,300
  Current portion of long-term note receivable related
   to discontinued operations                                   7,702         2,702         2,702 (c)          7,702
  Deferred taxes                                               15,000             0             0             15,000
                                                           ---------------------------------------------------------

      Total current assets                                  2,387,423       442,968      (858,405)         1,086,050
                                                           ---------------------------------------------------------

Property and equipment, net of accumulated depreciation
of  $166,305                                                  177,681        (7,962)      (11,901)(d)        173,742
                                                           ---------------------------------------------------------

Long-term note receivable related to discontinued
 operations, less current portion                              10,320        (3,192)       (3,192)(c)         10,320
                                                           ---------------------------------------------------------


                                                           $2,575,424    $  431,814     $(873,498)       $ 1,270,112
                                                           =========================================================

Liabilities and Stockholders' Equity

Current liabilities:
  Short-term borrowings                                    $1,525,938    $1,019,560     $(486,378)(b)    $   20,000
  Accounts payable                                            307,271       (66,270)     (120,648)(b)       252,893
  Dividends payable                                            25,000         5,000             0            20,000
  Accrued expenses                                            506,347      (298,797)     (211,121)(b)       594,023
  Current portion of long-term debt and loans payable         215,780             0             0           215,780
                                                           --------------------------------------------------------

      Total current liabilities                             2,580,336       659,493      (818,147)(b)     1,102,696

Long-term debt and notes payable, less current portion        299,118        (1,942)            0           301,060
Deferred income taxes                                          15,000             0             0            15,000
                                                           --------------------------------------------------------

      Total liabilities                                     2,894,454       657,551      (818,147)        1,418,756
                                                           --------------------------------------------------------

Commitments and contingencies

Stockholders' equity                                         (319,030)     (225,737)      (55,351)         (148,644)
                                                           --------------------------------------------------------


                                                           $2,575,424    $  431,814     $(873,498)       $1,270,112
                                                           ========================================================

--------------------
<Fa>  To eliminate the assets and liabilities of Ages Health Services Inc.
      ("Ages") for February and March
<Fb>  To reflect cash disbursed and similar adjustments that would not have been eliminated due to the management obligations of Arbour Elder
      Services, Inc.
<Fc>  To reflect cash received and similar adjustments that would not have been eliminated due to the management obligations of Arbour Elder
      Services, Inc.
<Fd>  To reflect expenses incurred and similar adjustments that would not have been eliminated due to the management obligations of Arbour Elder
      Services, Inc.
<Fe>  Certain short term borrowings, accounts payable and accrued expenses were paid out during the management period by Arbour to fulfill its obligations in the Agreement and also as an advance against cash due at closing.
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